Exhibit 77I

Item 77(i): Terms of new or amended securities

LORD ABBETT INVESTMENT TRUST AMENDMENT TO DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust of Lord Abbett Investment Trust, a Delaware Statutory Trust (the “Trust”), executed on December 13, 2007, with an effective date of December 14, 2007, is hereby incorporated by reference to the Post-Effective Amendment No. 53 to the Trust’s Registration Statement filed on December 14, 2007. The Amendment changed the name of (1) the Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund to "Lord Abbett Short Duration Income Fund" and (2) the Lord Abbett U.S. Government & Government Sponsored Enterprises Fund to "Lord Abbett Income Fund".